Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2

TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of December 29, 2010 between Spark Networks, Inc. (the “Company”) and Adam S. Berger (“Executive”), the Company’s Chief Executive Officer. Capitalized terms used herein and not defined shall have the meanings given to them in the Executive Employment Agreement, effective February 12, 2007, between Executive and the Company’s wholly-owned subsidiary, Spark Networks Limited (formerly known as Spark Networks plc, the “Subsidiary”), and which the Company assumed as the Subsidiary’s successor and assign in a reorganization as of July 9, 2007 (as amended December 29, 2008, the “Agreement”).

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound hereby, the parties amend the Agreement as follows:

1.	Section 3 of the Agreement is amended to extend the Agreement for an additional term by adding the following sentence at the end of the Section:

“The Extended Term shall commence on January 1, 2011 and continue until December 31, 2011.”

2.	Section 6 of the Agreement is amended to increase the vacation rate by five (5) days and to adjust accordingly the limit on number of unused days Executive can accrue at a time, notwithstanding the Company’s standard vacation policy provisions on vacation day accrual.

3.	Each of Section 8.1, clause (a) and Section 8.2 (before the proviso) are amended to change the words “within thirty (30) days” to “on the thirtieth (30th) day”.

4.	Section 8.1, clause (y) is amended to add the following clarification at the end of such provision: “(it being understood that, in no event shall any option remain exercisable after the expiration of the full stated term of the option)”.

5.	The following proviso is added to the end of clause (b) of Section 8.1 and at the end of clause (ii) of Section 8.5 to amend each such clause: “provided, however, that if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5) or the Company is otherwise unable to continue to cover Executive under its group health plans without substantial adverse tax consequences, then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof)”.

6.	Section 8.4 is amended to add the clarification contained in new Section 8.4(d) to the end of such Section:

“(d)        To the extent that any payments or reimbursements provided to Executive under this Agreement, are deemed to constitute taxable compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid in accordance with the terms of the provisions under which such rights arise, but no event later than December 31 of the year following the year in which the expense is incurred (which payment shall be contingent upon Executive’s timely submission of proper substantiation). The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.”

7.	Section 14 is amended to add the clarification contained in new Section 14(h) at the end of such Section:

“(h)        Any Excise Tax Payment that becomes payable hereunder by the Company to Executive shall be paid by the Company in accordance with the terms of this Section 14, as provided above, but in no event later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.”

Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms. Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment on December 29, 2010.

SPARK NETWORKS, INC.

/s/ Brett Zane

By: Brett Zane, Chief Financial Officer

EXECUTIVE

/s/ Adam Berger

By: Adam Berger